Exhibit 3.18

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

DELPHI CONNECTION SYSTEMS HOLDINGS LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”), dated as of October 1, 2009 by DELPHI CONNECTION SYSTEMS LLC, the undersigned sole member (the “Member”) of DELPHI CONNECTION SYSTEMS HOLDINGS LLC, a Delaware limited liability company (the “LLC”).

NOW, THEREFORE, the Member, intending to be legally bound, agrees as follows:

Section 1.1. Definitions. For the purposes of this Agreement, the following capitalized words and terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any Person, directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Control” means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Entity” means any general partnership, limited partnership, firm corporation, limited liability company, unlimited liability company, association, joint venture, venture capital fund, trust, business trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, unincorporated association or organization, governmental entity, cooperative, syndicate or other entity, whether or not having legal status.

“Person” means any individual or Entity.

Section 1.2. Formation, Duration. The term of the LLC commenced on October 1, 2009 with the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement. The Member may terminate this Agreement and dissolve the Company at any time.

Section 1.3. Name. The name of the LLC shall be Delphi Connection Systems Holdings, LLC, or such other name or names as the Member may from time to time designate; provided that the name shall always contain the words “Limited Liability Company,” “L.L.C.” or “LLC.”

Section 1.4. Purpose. The LLC is organized for any lawful business purpose or activity which may be conducted by a limited liability company under the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq, as in effect from time to time (the “Act”).

Section 1.5. Authorized Person. James P. Whitson was designated as an authorized person on behalf of the LLC, within the meaning of the Act, to execute, deliver and file the Certificate of Formation required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

Section 1.6. Membership Interests. The LLC shall have one class of Membership Interests (the “Membership Interests”). Membership Interests shall not be evidenced by a Certificate of Membership Interest.

Section 1.7. Registered Agent. The registered agent and the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

Section 1.8. Management. The LLC shall be managed and the conduct of its business will be controlled by the Member. The LLC shall have such officers as the Member shall determine from time to time.

Section 1.9. Indemnification. To the fullest extent permitted by law, the LLC shall indemnify and hold harmless, and may advance expenses to, the Member, its Affiliates and any of their respective officers, directors, employees, stockholders, partners (limited and/or general), managers, members, consultants or agents and each person acting in any such capacity for the LLC (each an “Indemnitee” and collectively, the “Indemnitees”), from and against any and all claims and demands whatsoever arising, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the LLC. In furtherance of the foregoing, an Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnitee’s conduct and such conduct constituted fraud, bad faith, willful misconduct or gross negligence. The provisions of this section shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains the Member or any Affiliate of the Member, or an officer, director, employee, stockholder, partner (limited and/or general), manager, consultant or agent of any such member or Affiliate. The satisfaction of any indemnification and any holding harmless pursuant to this Section 1.9 shall be from and limited to LLC assets (including insurance and any agreements pursuant to which the LLC, its officers or employees are entitled to indemnification), and the Member shall not have any personal liability on account thereof.

Section 1.10. Insurance. The LLC may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the LLC’s activities, regardless of whether the LLC would have the obligation to indemnify such person against such liability under the provisions of this Agreement. The LLC shall purchase such insurance if it is available on terms the Member concludes are reasonable.

Section 1.11. No Rights of Recovery. The LLC acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Member or any of its Affiliates, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the LLC, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

Section 1.12. Covenant Not to Sue. The LLC hereby covenants and agrees, to the fullest extent permitted by law, that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, in the name of or on behalf of any of the LLC or any other person, any proceeding or bring any other claim arising under, or in connection with, this Agreement or otherwise relating hereto, against the Indemnitees.

Section 1.13. Suits and Judgments. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

Section 1.14. Rights. The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled to by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

Section 1.15. Expenses. Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the LLC prior to the final disposition thereof after receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if there is a final adjudication, after all possible appeals have been exhausted, by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified hereunder.

Section 1.16. Exculpation. Except as otherwise required by law or as expressly set forth in this Agreement, the Member shall not be liable, in damages or otherwise, to the LLC or any Affiliate of the LLC for any act or omission performed or omitted by any of them, except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that the Member was grossly negligent or engaged in willful misconduct.

Section 1.17. Liability of Member. Except as otherwise required by law or as expressly set forth in this Agreement, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and the Member shall not be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being the Member, whether to the LLC, to the creditors of the LLC or to any other third person.

Section 1.18. Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 1.19. Amendments. The Member may amend this Agreement at any time by written instrument signed by it and filed with the records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

Section 1.20. Counterparts. This Agreement may be executed in original, facsimile or electronic mail PDF counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned sole Member has caused this Agreement to be signed as of the date first above written.

SOLE MEMBER:

Delphi Connection Systems LLC

By:	/s/ John P. Arle
Name: John P. Arle
Title: Authorized Person

[Signature Page to Operating Agreement of Delphi Connection Systems Holdings, LLC]